Exhibit 99.1

General Moly, Inc. - AMEX: GMO

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES STRATEGIC RELATIONSHIP WITH ARCELORMITTAL

LAKEWOOD, COLORADO - November 19, 2007, General Moly (AMEX:GMO) announced a strategic relationship with ArcelorMittal S.A., the world's largest steel producer. Elements of the relationship include:

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An agreement to purchase, via private placement, 8.257 million General Moly common shares at $8.50 per share, generating approximately $70 million in proceeds. The funds will be primarily utilized in the development of General Moly's world-class Mt. Hope molybdenum project. The equity investment will result in ArcelorMittal owning approximately 12.7% of General Moly outstanding shares (10% of fully diluted shares) as of November 19, 2007 and inclusive of warrants to be issued to Coghill Capital Management as described below. The stock purchase is expected to close, subject to customary conditions within 30 days.

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A letter of intent to enter into a long-term off-take agreement. This agreement, subject to final documentation, would allow for the supply of approximately 6.5 million pounds per year of molybdenum for five years, beginning once Mt. Hope commences production. The off-take agreement provides for a floor price significantly higher than estimated cash costs of production and is offset by a variable discount to spot moly prices above the floor.

Bruce D. Hansen, Chief Executive Officer of General Moly, said, “This relationship with ArcelorMittal represents a milestone in the evolution of the Company and a key strategic element in the Mt. Hope financing and development strategy. We are extremely pleased to work with ArcelorMittal with a win-win deal that helps General Moly advance the Mt. Hope project while giving ArcelorMittal access to production from this world-class project.”

The relationship with ArcelorMittal is a non-exclusive arrangement and the Company continues to examine other strategic relationship opportunities.

General Moly’s largest shareholder, Coghill Capital Management, was instrumental in arranging the relationship between the two companies, and, upon closing of the transaction, will be issued a warrant to purchase one million shares of General Moly common stock with an exercise price of $10.00 per share. The warrants will be exercisable once General Moly has received financing necessary for the commencement of commercial production at the Mt. Hope project and will expire one year afterwards.

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General Moly, formerly Idaho General Mines, is a U.S.-based molybdenum mineral development, exploration and mining company listed on the American Stock Exchange under the symbol GMO. Our primary asset, the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Hall-Tonopah project which is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Exhibit 99.1

Contact Information - General Moly:
Investors - Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development - Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements
Statements herein that are not historical facts, such as anticipated timing for closing of the agreements and other transactions contemplated above, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the possibility that the Company and ArcelorMittal may not be able to successfully negotiate a long-term supply agreement or other aspects of the strategic relationship described above, or other anticipated difficulties or interruptions. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-QSB and 10-KSB, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.